Exhibit 23(c)

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption "Interest of Named Experts and Counsel" in the Registration Statement on Form S-8 pertaining to the LifePoint, Inc. 2000 Stock Option Plan and to the incorporation by reference therein of our report dated May 26, 1995, with respect to the financial statements of LifePoint, Inc., included in its Annual Report on Form 10-K, for the period from October 8, 1992 (inception) through March 31, 1995, filed with the Securities and Exchange Commission.

/s/ Wolinetz, Lafazan and Co., P.C.

Rockville Center, New York

November 22, 2000